Exhibit 10(ii)

AMENDMENT NO. 1 TO THE

2007 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF

ENERGY FUTURE HOLDINGS CORP. AND ITS AFFILIATES

Pursuant to the authority of the Executive Committee of Energy Future Holdings Corp., and the provisions of Section 10(b) thereof, the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates (the “Plan”) is hereby amended in the following respects only, effective as of December 23, 2008:

(1) Section 2 of the Plan is hereby amended to add the following subsection, and the remaining subsections shall be renumbered accordingly:

“(e) “Chief Executive Officer” means the person serving as the Chief Executive Officer of the Company or his authorized designee.”

(2) Section 3 of the Plan is hereby amended in its entirety to read as follows:

“(b) The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan, subject to applicable law and such conditions and limitations as the Committee shall prescribe.”

(3) Section 4 of the Plan is hereby amended in its entirety to read as follows:

“4. Eligibility. The Committee or the Chief Executive Officer may from time to time make Grants under the Plan to such Employees, or other persons having a relationship with the Company or any other Service Recipient, and in such form and having such terms, conditions and limitations as the Committee or the Chief Executive Officer, as applicable, may determine. Notwithstanding the foregoing, the Chief Executive Officer shall not be authorized to make Grants to Employees serving on the Strategy & Policy Committee or to members of the Board, or to make Grants with respect to any Employee that cover, in the aggregate, in excess of 250,000 Stock Options and, for all other awards, more than 100,000 Shares, or, further, to make Grants attributable to, in the aggregate, more than 3,000,000 Shares in any calendar year, unless otherwise authorized by the Committee. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, that such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination of employment or other service relationship, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a Change in Control. The term “Committee” as used in Section 5 shall also refer to the Chief Executive Officer, subject to the limitations prescribed herein.”

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 1 to the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates, the Executive Committee of Energy Future Holdings Corp. has caused these presents to be duly executed in the name and on the behalf of Energy Future Holdings Corp. by an authorized officer thereof, thereunto duly authorized this 14th day of July 2009.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ M. Rizwan Chand
M. Rizwan Chand
Executive Vice President, Human Resources & Administration

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